EXHIBIT 23.3
June 26, 2006
Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, Co. 80401
Gentlemen:
Chlumsky, Armbrust & Meyer, LLC (“CAM”) does hereby consent to the use of our report on the Pre-Feasibility Study of the Reward Gold Project dated January 26, 2005 (the “Report”), by Canyon Resources Corporation (the “Company”), as the Report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. CAM further consents to the incorporation by reference of our Report in the Company’s Registration Statement on Form S-8, and the Company’s Registration Statement of Form S-1.

Sincerely,

CHLUMSKY, ARMBRUST & MEYER LLC

Gregory F. Chlumsky
Principal